UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MEDLEY CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

NexPoint Advisors, L.P.

NexPoint Advisors GP, LLC

Highland Global Allocation Fund

Highland Capital Management Fund Advisors, L.P.

Strand Advisors XVI, Inc.

Highland Select Equity Master Fund, L.P.

Highland Select Equity Fund GP, L.P.

Highland Select Equity GP, LLC

Highland Capital Management, L.P.

Strand Advisors, Inc.

James D. Dondero

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On April 1, 2019, NexPoint Advisors, L.P. issued a press release which is filed as Exhibit 1 hereto and is incorporated herein by reference.

Exhibits

Exhibit 1	Press Release.

Media Contact: Lucy Bannon | (972) 419-6272 | lbannon@highlandcapital.com

NexPoint Advisors Enhances Medley Capital Corporation Proposal, Urges

Remaining Independent Directors to Consider Offer

NexPoint sends letter to MCC Special Committee to propose enhancements, reiterate willingness to negotiate on proposal terms

DALLAS, April 1, 2019 – NexPoint Advisors, L.P. (“NexPoint”) announced today it has proposed to Medley Capital Corporation (“MCC” or the “Company”) a number of enhancements related to its original proposal to become MCC’s external investment advisor (the “Proposal”). NexPoint continues to urge the remaining members of the Special Committee (the “Special Committee”) of the MCC Board of Directors (the “Board”) to consider the Proposal, which NexPoint believes represents the best option for MCC stockholders as compared to every other alternative available to the Company.

NexPoint communicated its proposed enhancements in a letter to the Special Committee (attached here), reiterating its willingness to negotiate on Proposal terms.

The Board and the Special Committee’s previous refusals to engage with NexPoint and adequately review the Proposal were denounced by the Court of Chancery of the State of Delaware (the “Court”). On March 11, 2019 the Court issued a Memorandum Opinion that found that the Board violated its fiduciary duties for its failure to negotiate with NexPoint, among other reasons.

Despite the Court’s findings, NexPoint believes the Special Committee can still act in the best interest of stockholders and fulfill its fiduciary duties by considering the Proposal, especially given the latest enhancements.

NexPoint stands ready to engage with the Special Committee immediately to negotiate and finalize the Proposal, and believes that the Proposal represents the best option for MCC stockholders.

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, is a multibillion-dollar global alternative investment manager founded in 1993 by Jim Dondero and Mark Okada. A pioneer in the leveraged loan market, the firm has evolved over 25 years, building on its credit expertise and value-based approach to expand into other asset classes. Today, NexPoint and its affiliates operate a diverse investment platform, serving both institutional and retail investors worldwide. In addition to high yield credit, the firm’s investment capabilities include public equities, real estate, private equity and special situations, structured credit, and sector- and region-specific verticals built around specialized teams.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

These materials may contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in these materials that are not historical facts are based on current expectations and speak only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things,

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Media Contact: Lucy Bannon | (972) 419-6272 | lbannon@highlandcapital.com

future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of NexPoint. Although NexPoint believes that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. NexPoint will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

NexPoint reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. NexPoint disclaims any obligation to update the information or opinions contained herein.

These materials are provided for information purposes only, and are not intended to be, nor should they be construed as, an offer to sell or the solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security.

Past performance does not guarantee future results. Performance during the time period shown is limited and may not reflect the performance in different economic and market cycles. There can be no assurance that similar performance will be experienced.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS WITH RESPECT TO THE SPECIAL MEETING OF STOCKHOLDERS RELATED TO THE MERGER WITH SIERRA INCOME CORPORATION (“SIERRA”)

NexPoint Advisors, L.P. (“NexPoint”), together with the other participants named below, have filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) to be used to solicit (the “Solicitation”) proxies for, among other matters, voting against the approval of the Agreement and Plan of Merger, dated as of August 9, 2018 (the “Merger Agreement”), by and between Medley Capital Corporation (the “Company”) and Sierra, and the transactions contemplated by the Merger Agreement, including the merger of the Company with and into Sierra at the Special Meeting of Stockholders of the Company, expected to take place on April 19, 2019.

Stockholders are advised to read the definitive proxy statement and any other documents related to the Solicitation because they contain important information, including information relating to the participants in the Solicitation. These materials and other materials filed by the participants with the SEC in connection with the Solicitation are available at no charge on the SEC’s website at www.sec.gov. In addition, the participants in the Solicitation will provide copies of the definitive proxy statement without charge, upon request. Requests for copies should be directed to the participants.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS WITH RESPECT TO THE ANNUAL MEETING OF THE COMPANY

In connection with their intended proxy solicitation, NexPoint Advisors, L.P. (“NexPoint”), together with the other participants named below, intend to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholders in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) of Medley Capital Corporation (the “Company”) expected to take place on May 10, 2019.

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Media Contact: Lucy Bannon | (972) 419-6272 | lbannon@highlandcapital.com

NEXPOINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: NexPoint, NexPoint Advisors GP, LLC, the general partner of NexPoint (“NexPoint Advisors GP”), Highland Global Allocation Fund (“Global Fund”), Highland Capital Management Fund Advisors, L.P., the investment advisor to Global Fund (“Highland Fund Advisors”), Strand Advisors XVI, Inc., the general partner of Highland Fund Advisors (“Strand XVI”), Highland Select Equity Master Fund, L.P. (“Select Fund”), Highland Select Equity Fund GP, L.P., the general partner of Select Fund (“Select GP”), Highland Select Equity GP, LLC, the general partner of Select GP (“Select LLC”), Highland Capital Management, L.P., the sole member of Select LLC and the investment advisor to Select Fund (“Highland Capital”), Strand Advisors, Inc., the general partner of Highland Capital (“Strand”) and James D. Dondero, the President of NexPoint Advisors GP and Strand and ultimate control person of Strand XVI, NexPoint Advisors GP and Strand (collectively, the “NexPoint Group”), and the nominees for election as directors of the Company (the “Nominees”, and together with the NexPoint Group, the “Participants”), who include Mark T. Goglia and Stephen A. Mongillo. The NexPoint Group has an interest in the matters to be acted on at the Annual Meeting as they intend to nominate two independent directors at the Annual Meeting and NexPoint has stated its willingness to step-in as the external investment manager of the Company if the merger transaction to be considered at the Special Meeting of Stockholders of the Company expected to take place on April 19, 2019, is not approved by stockholders. Certain of the Participants hold direct or indirect interests in securities of the Company as follows: Global Fund holds and beneficially owns 335,000 shares of common stock of the Company and Highland Fund Advisors, Strand XVI and Mr. Dondero indirectly beneficially own such shares of common stock of the Company due to their relationship with Global Fund; Select Fund holds of record and beneficially owns 100 shares of common stock of the Company and Select GP, Select LLC, Highland Capital, Strand and Mr. Dondero indirectly beneficially own such shares of common stock of the Company due to their relationship with Select Fund. Each of the Nominees has an interest in being nominated and elected as a director of the Company, but no Nominee beneficially owns any shares of common stock of the Company.

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April 1, 2019

VIA EMAIL

Mr. Arthur S. Ainsberg

Ms. Karin Hirtler-Garvey

Medley Capital Corporation

280 Park Avenue, 6th Floor East

New York, NY 10017

Re: NexPoint Proposal

Dear Ms. Hirtler-Garvey & Mr. Ainsberg:

NexPoint Advisors, L.P. (“NexPoint”, and together with its affiliates, “we”), is writing the two of you, as the only remaining members of the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of Medley Capital Corporation (“MCC” or the “Company”) to reiterate our willingness to negotiate with the Special Committee and to propose enhancements to the terms of our original proposal to become the external investment advisor of MCC (the “Proposal”). We believe this offer (even before any negotiations with the Special Committee) represents the best alternative for your stockholders as compared to every other alternative available to the Company.

As we are sure you’re both well aware, on March 11, 2019, the Court of Chancery of the State of Delaware (the “Court”), handed down a Memorandum Opinion (the “Opinion”), which, among other things, enjoined the vote of the stockholders of the Company with respect to the proposed merger (the “MCC/Sierra Merger” and the underlying Merger Agreement dated August 9, 2018, the “MCC/Sierra Agreement”), between the Company and Sierra Income Corporation (“Sierra”). The Court’s opinion was – frankly – scathing, finding that the Board violated its fiduciary duties for (among other reasons) its failure to negotiate with us in any way.    LET US HELP YOU CORRECT THAT FLAGRANT BREACH OF YOUR FIDUCIARY DUTIES AND DO WHAT IS IN THE BEST INTEREST OF YOUR STOCKHOLDERS – ENGAGE WITH US NOW.

First and foremost, we urge you to NOT approve any extension of the “Outside Date” of March 31, 2019. Even though the Court stated that “the deal protections [in the MCC/Sierra Agreement] are not within the range of reasonableness”, rather than creating a potential contractual issue with Sierra, you should terminate the MCC/Sierra Agreement now (which would be without liability to MCC) so that you can negotiate with us.1

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See pages 48-50 of the Opinion. In the alterative, you could agree not to terminate the MCC/Sierra Agreement so long as Sierra agrees that the definitions of “Competing Proposal” and “Superior Proposal” would cover this Proposal.

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As noted above, we have enhanced our Proposal since it was last presented, and we remain eager to engage with the Special Committee on each and every aspect of the Proposal. We also stand ready to negotiate an external management agreement with Sierra and MCC on a combined basis, and have prepared enhanced terms of that proposal (the “Post Merger Proposal”) which are set forth on Exhibit A hereto.

The Proposal:

1.	External Investment Advisory Agreement between MCC and NexPoint:

•	Reduced annualized management fee of 1.25% on the gross assets of the Company.

•	Reduced incentive fee of 15% on income and capital gains (with retention of the current hurdle rate of 2.1875%).

•	Implementation of an Expense Cap of 0.50%[2].

•

We expect these terms result in an aggregate annual savings to the Company’s stockholders of approximately $5.7 million (based on assets as of September 30, 2018) over the Company’s current fee arrangement and expense reimbursement.

These savings would inure directly to the benefit of the Company’s stockholders, and we believe will help eliminate some of the discount in the Company’s shares (we believe a large part of the remaining discount results simply from Medley Management, Inc. being your manager, which our Proposal also addresses).

Finally, we believe that remaining an externally managed Business Development Company (“BDC”), mitigates potential conflicts of interest in a manner that benefits stockholders and is responsive to the concerns voiced by the Court and many large stockholders.

2.	$10 Million Payment from NexPoint to the Company

•	Upon execution of the investment advisory agreement with NexPoint, we will make a one-time $10 million payment to MCC.

•	The $10 million injection would inure directly to the benefit of MCC’s stockholders and would represent the equivalent of a 5.7% increase of $0.18 on a per share market value of $3.22.

3.	NexPoint will purchase at least $30 Million of MCC shares

•

One-third of which would be made during the 60 days following the transaction, an additional one-third of which would be made during the following 90 days, and the final one-third of which would be made during the following 90 days, in each case either in open market purchases at the then current market price, if below net asset value (“NAV”), or directly from the Company at NAV.

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“Expense Cap” means that NexPoint will pay, absorb or reimburse the ordinary operating expenses of the Company (the “Ordinary Operating Expenses”), to the extent necessary so that, for any fiscal year, the Company’s Ordinary Operating Expenses do not exceed 0.50% per annum of the Company’s average daily gross assets.

•	We believe these purchases will further align our interests with stockholders, and will provide liquidity to support trading prices of the Company’s common stock.

Benefits of the Proposal

1.	Replaces Management with a Top Quartile Manager with a Track Record of Success

•	NexPoint-advised funds include:

•	NexPoint Strategic Opportunities Fund’s (“NHF”), which has returned a cumulative 124% from September 2012 through December 31, 2018, while MCC is down over 59% during the same time period.

•	NexPoint Residential Trust, Inc. (“NXRT”), which spun out from NHF in 2015, has returned 204.1% since the spin-off.

•	NexPoint Capital, Inc., the NexPoint-advised non-traded BDC, has returned 24.5% since inception (September 2014).

2.	Appoints an Adviser with Unrivaled Expertise

•

Our team not only has decades of experience in managing credit investments and originations, but also has unrivaled expertise in maximizing value in stressed and distressed investments and is therefore well positioned to maximize the value of the Company’s portfolio. In addition, as one of the country’s largest and most experienced credit managers, we are well positioned to successfully manage MCC’s portfolio of secured floating rate instruments.

•	We also have significant acquisition experience and have continued to provide investors with unique opportunities to create stockholder value.

•

In 2017, Highland Capital Management Fund Advisors, L.P., an affiliate of NexPoint (“HCMFA”), successfully completed the unprecedented conversion of a 1940 Act registered open-end mutual fund, the Highland Floating Rate Opportunities Fund (“FRO”; NYSE:HFRO), to a closed-end fund in order to preserve for FRO’s existing stockholders a $279 million judgment in favor of the fund.

•	In 2015, the spin-off of NXRT from NHF, noted above. Investors that held their NHF and NXRT shares through and after the spin-off have experienced a combined 250% return since September 25, 2012.

•

Most recently, HCMFA successfully completed the conversion of another open-end mutual fund, Highland Global Allocation Fund (NYSE:HGLB), to a closed-end fund in order to preserve the fund’s access to a unique private equity-style asset that the fund would have otherwise been required to sell due to new liquidity guidelines governing open-end funds.

3.	Compensates Stockholders instead of Management

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The Proposal provides nearly $68.5 million of consideration that inures directly to the benefit of MCC’s stockholders, including $10 million of immediate cash, $30 million in share purchases and over $28.5 million of aggregate fee and expense savings over at least the next five years.

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The Proposal eliminates the inappropriate valuation disparity present in the MCC/Sierra Merger and also ensures that more than $100 million of cash is properly retained by the Company as opposed to being paid as merger consideration to Medley Management Inc.’s stockholders.

4.	Unprecedented Stockholder Loyalty Program.

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To promote loyalty and long-time alignment of interests among stockholders, NexPoint offers an incentive to investors that buy and hold shares of its advised funds for a period of at least twelve months through its Stockholder Loyalty Program. For example, if a participant contributes $10,000 to his or her account during a defined trading period to purchase shares and NexPoint has determined the participant’s gross-up will be 2%, NexPoint will make a corresponding contribution of $200, or 2% of the total $10,000, to purchase additional shares for the participant.

NexPoint continues to be interested in pursuing our Proposal with the Company and stands ready and able to negotiate. Based upon what we have outlined above, we believe that you have a fiduciary obligation to negotiate with us, and the MCC/Sierra Agreement should not create an impediment to doing so.

We have retained advisors to assist us with the Proposal. We are ready to engage immediately and anticipate that we could proceed with negotiating and finalizing an agreement with respect the Proposal expeditiously.

You still have a chance to act in the best interest of stockholders and fulfill your fiduciary duties by engaging with us with respect to the Proposal. WE URGE YOU TO DO SO IMMEDIATELY.

We hope to meet with you or to discuss by phone all aspects of either Proposal. Please contact Thomas Surgent as soon as possible (phone: (972) 419-6205, email: tsurgent@NexPointAdvisors.com).

Regards,

NexPoint Advisors, L.P.

NexPoint Advisors, L.P.

NexPoint, together with its affiliates, is a multibillion-dollar global alternative investment manager founded in 1993 by Jim Dondero and Mark Okada. A pioneer in the leveraged loan market, the firm has evolved over 25 years, building on its credit expertise and value-based approach to expand into other asset classes. Today, NexPoint and its affiliates operate a diverse investment platform, serving both institutional and retail investors worldwide. In addition to high yield credit, our investment capabilities include public equities, real estate, private equity and special situations, structured credit, and sector- and region-specific verticals built around specialized teams. Our registered products house $6.1 billion in AUM across multiple vehicles, including two publicly traded closed-end funds; one externally-managed, publicly traded REIT; one business development company; 13 open-end mutual funds; one ETF; and two closed-end interval funds, and are supported by over 48 investment professionals.

NexPoint and its affiliates are under common ownership along with NexBank Capital, Inc., a financial services company that includes a commercial and investment bank with assets of approximately $8.3 billion. We bring over 25 years of experience in credit, distressed and private equity investing, including the investment of over $10 billion in special situations, stressed and/or distressed assets over the past five years and current investments in such assets totaling $1.0 billion.

Exhibit A

Option B: The Post-Merger Proposal

1.	External Investment Advisory Agreement between the Surviving Company in the Merger Between MCC and Sierra (the “Surviving Company”) and NexPoint

•	Reduced annualized management fee of 1.25% on the gross assets of the Surviving Company.

•	Reduced incentive fee of 15% on income and capital gains (with retention of the current hurdle rate of 2.1875%).

•	Implementation of an Expense Cap of 0.50%.

•

The Post-Merger Proposal provides nearly $108 million of consideration that inures directly to the benefit of MCC’s stockholders, including $25 million of immediate cash, $50 million in share purchases and over $33 million of aggregate fee and expense savings over at least the next five years.

2.	$25 Million Payment from NexPoint to the Company

•	Upon execution of the investment advisory agreement with NexPoint, we will make a one-time $25 million payment to the Surviving Company.

•

The $25 million injection would inure directly to the benefit of the Surviving Company’s stockholders, would represent the equivalent of a 14.3% increase of $0.46 on MCC’s per share market value of $3.22 and 3.6% increase of $0.26 on Sierra’s per share value of $7.05.

3.	NexPoint Will Purchase at Least $50 Million of the Surviving Company’s Shares.

•

One-third of which would be made during the 60 days following the transaction, an additional one-third of which would be made during the following 90 days, and the final one-third of which would be made during the following 90 days, in each case either in open market purchases at the then current market price, if below NAV, or directly from the Company at NAV.

•	These purchases would be made in addition to the share repurchase program proposed to be conducted by the Surviving Company.